Exhibit G

1271 Avenue of the Americas
New York, New York 10020-1401
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
	Chicago	Riyadh
July 29, 2024	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Silicon Valley
	Hong Kong	Singapore
Corporación Andina de Fomento	Houston	Tel Aviv
Torre CAF	London	Tokyo
Avenida Luis Roche, Altamira	Los Angeles	Washington, D.C.
Caracas, Venezuela	Madrid

Re:	Corporación Andina de Fomento – Registration Statement pursuant to Schedule B

To the addressee set forth above:

We have acted as special United States counsel to Corporación Andina de Fomento, a multilateral financial institution established under public international law (the “Company”), in connection with its filing on the date hereof with the United States Securities and Exchange Commission (the “Commission”) of a registration statement pursuant to Schedule B (as amended, the “Registration Statement”), including a base prospectus (the “Base Prospectus”), which provides that it will be supplemented by one or more prospectus supplements (each such prospectus supplement, together with the Base Prospectus, a “Prospectus”), under the United States Securities Act of 1933, as amended (the “Act”), relating to the registration for issue and sale by the Company of up to $4,000,000,000 aggregate offering amount of one or more series of the Company’s debentures, notes or guarantees (collectively, the “Securities”) to be issued under a Fiscal Agency Agreement, dated March 17, 1998 (the “Fiscal Agency Agreement”), between the Company, as issuer, and The Bank of New York Mellon (as successor in interest to JPMorgan Chase Bank), as fiscal agent, which is filed as an exhibit to the Registration Statement.

This opinion is being furnished in connection with the requirements of the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Securities.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

July 29, 2024

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the specific terms of a particular series of Securities have been duly established in accordance with the terms of the Fiscal Agency Agreement and authorized by all necessary corporate action of the Company, and such Securities have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the Fiscal Agency Agreement and in the manner contemplated by the applicable Prospectus and such corporate action, such Securities will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) (a) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (d) any provision permitting, upon acceleration of any Securities, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (e) the creation, validity, attachment, perfection, or priority of any lien or security interest, (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, (m) any provision to the extent it requires that a claim with respect to Securities denominated in other than United States dollars (or a judgment in respect of such a claim) be converted into United States dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, (n) provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; and (o) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that each of the Securities and the Fiscal Agency Agreement (collectively, the “Documents”) will be governed by the internal laws of the State of New York, (b) that each of the Documents has been or will be duly authorized, executed and delivered by the parties thereto, (c) that each of the Documents constitutes or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable

July 29, 2024

against each of them in accordance with their respective terms, and (d) that the status of each of the Documents as legally valid and binding obligations of the parties is not and will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the headings “Validity of the Debt Securities” and “Validity of the Guarantees.” We further consent to the incorporation by reference of this letter and consent into any registration statement or post-effective amendment to the Registration Statement filed pursuant to Rule 462(b) under the Act with respect to the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,
/s/ Latham & Watkins